FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1901 – 1177 West Hastings Street

Vancouver, B.C. V6E 2K3

Item 2.	Date of Material Change

November 15, 2007

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is November 15, 2007.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports results from the initial drill program at its Painted Hills project in Nevada.

Item 5.	Full Description of Material Change

The Issuer reports results from the initial drill program at its Painted Hills project in Nevada.  All four holes encountered robust, high-level alteration and quartz veining containing anomalous gold and very anomalous geochemical indicators of a fertile system.  The large gold endowed system bears many of the earmarks of distal areas around similar age, major multimillion ounce gold deposits in northern Nevada such as the Sleeper and Midas Deposits.  Additional geophysical surveys will be conducted in this area to aid in defining follow-up drill targets.

The initial drill program included four (4) core holes, totalling 1,852 metres, targeted on an undrilled high level epithermal vein system.  The results indicate that the system has significant size potential and additional ground work is ongoing to vector in on the more productive parts of the system.  Newly acquired ground to the south of the area drilled was found to contain a volcanic dome complex with favorable alteration.

Results of the Painted Hills drilling include a number of 3 to 9 metre intervals of gold in the 0.10-0.20 g/t range (the best being 9.5 metres @ 0.20 g/t gold) and associated anomalous trace element values in zones of high level or distal chalcedonic quartz.  The results validate the exploration model, which predicted increasing gold values at depth approaching a potential orebody.  For example, strongly elevated molybdenum, with arsenic, antimony and mercury, correlate with the anomalous gold, as is the case at the nearby Sleeper deposit.  New surface work has highlighted several areas interpreted to be closer to the center of the system which could host high-grade gold veins.  Future drill targets will be evaluated following the completion of the ongoing surface exploration work.

The Painted Hills project, located in north-western Nevada, is held under an option from Redstar Gold Corporation (TSX-V: RGC), pursuant to which the Issuer can earn up to a 70% interest.

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this material change report.  Mr. Pontius is the President and CEO of the Issuer.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated property acquisitions, exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans, potential mining scenarios, the success of mineral processing procedures, business trends and future operating costs and revenues.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Issuer’s ability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer’s ability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.

All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its U.S. public disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

November 19, 2007